FOR IMMEDIATE RELEASE

Velcera Announces Results from Two Canine Allergy Studies

Results Provide Guidance for Confirmatory Study to Begin 2Q 2008

Yardley, PA January 29, 2008 - Velcera, Inc., (OTCBB: VLCR) a specialty pharmaceutical company focused on pet health, announced today the results of two studies on Promist™-VEL502 as a treatment for the clinical signs of canine allergy. Canine allergy is one of the most common complaints of dog owners and manifests itself in the form of a skin irritation which causes the animal to scratch. Promist™-VEL502 is Velcera’s second product in development based on its patented Promist drug delivery system, which provides a metered dose liquid mist inside the oral cavity for systemic absorption and avoids the need for pets to swallow tablets or liquids.

The first study reported was a non-pivotal acute safety trial, which resulted in no reported adverse events associated with Promist-VEL502 when administered at three and five times the projected dose. The second study reported was a double-blind, placebo-controlled pilot clinical study that evaluated Promist-VEL502 when administered after an initial one-week steroid treatment. Results from this study did not demonstrate a statistical difference between the treatment and placebo groups. These data differed from the results of a prior double-blind, placebo controlled pilot clinical study which showed a statistically valid treatment effect with Promist-VEL502 using two weeks of initial steroid treatment. Based on the results of Promist-VEL502 from the previous study, Velcera plans to initiate a confirmatory clinical study in the second quarter of 2008 using the initial two-week steroid treatment protocol.

“We are pleased to report updated progress on Promist-VEL502, which is targeted for a major unmet need in canine health,” stated Dennis Steadman, President and CEO of Velcera, Inc. “As development of Promist-VEL502 advances, we are accumulating data on both product safety and clinical efficacy. Results reported today from both studies provide us important guidance for evaluation in our confirmatory study, which we plan to commence during the second quarter of 2008. Pending a successful confirmatory study, we expect to initiate a pivotal FDA trial in the first half of 2009 and remain on track to receive product approval in 2012, consistent with prior guidance.”

“The effective treatment of allergy symptoms is a huge unmet need in canine health and we believe our innovative product, Promist-VEL502 can both relieve allergy symptoms as well as allow an important reduction in steroid usage benefiting the overall health of the pet and satisfaction of the pet owner.”

About Canine Allergy
Canine allergy is one of the most common complaints of dog owners and manifests itself in the form of a skin irritation which causes the animal to scratch. Scratching can range from moderate to severe and can cause irritation, hair loss, bleeding, infection and can keep owners up at night. Canine allergy is a complex disease with many underlying causes and current therapy involves various combinations of treatments depending on the severity. Currently the most common treatment methods call for a long term regimen of immunosuppressants which can have significant side effects.

Velcera, Inc.

About Velcera, Inc.
Velcera, Inc. (VLCR.OB) is a specialty pharmaceutical company focused on leveraging its patented Promist™ delivery system to develop veterinary medicines with superior convenience, compliance, and pharmacokinetic advantages that benefit pets and their owners. Promist delivery provides a metered dose liquid mist to the oral mucosa for systemic absorption. The convenience of Promist has the potential to increase compliance and improve pet health as owners avoid the challenge of getting pets to swallow pills. This delivery system will allow Velcera to develop new and improved pet medicines that have easier and more assured administration, along with the potential for improved pharmacokinetics. Other advantages of Promist include improved bioavailability, faster absorption and avoidance of the GI track.

For more information, please contact:

Velcera, Inc.	The Ruth Group
Dennis Steadman	Sara Ephraim (investors)
President and CEO	Phone: 646-536-7002
Phone: 267-757-3600	sephraim@theruthgroup.com
Fax: 267-757-3601
dsteadman@velcera.com	Jason Rando (media)
Phone: 646-536-7025
jrando@theruthgroup.com

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause our actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “plans,” ”believes,” “intends,” and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks that may affect forward-looking information contained in this press release include, without limitation, the risk that the results of clinical trials may not support our claims and our lack of experience in developing and commercializing pet pharmaceutical products. Additional risks are described in our Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2007. We assume no obligation to update these statements, except as required by law.